CORESTATES FINANCIAL CORP AND SUBSIDIARIES

EXHIBIT 11

STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
(in thousands, except per share amounts)

                                               Three Months Ended   Nine Months Ended
                                                 September 30,        September 30,
                                               ------------------  --------------------
                                                 1994      1993      1994       1993
                                               --------  --------  ---------  ---------
(A)  Income before cumulative effect of a
     change in accounting principle..........  $104,221  $ 96,081  $137,317   $267,753

     Cumulative effect of a change in
     accounting principle....................                        (3,430)   (13,010)
                                               --------  --------  --------   --------

(B)  Net Income..............................  $104,221  $ 96,081  $133,887   $254,743
                                               ========  ========  ========   ========

EARNINGS PER SHARE

Based on average common shares outstanding
- ---------------------------------------------

(C)  Average shares outstanding..............   141,033   145,702   142,581    145,431
                                               ========  ========  ========   ========

(A/C)  Income before cumulative effect of a
         change in accounting principle......  $   0.74  $   0.66  $   0.97   $   1.84
                                               ========  ========  ========   ========

(B/C)  Net Income............................  $   0.74  $   0.66  $   0.95   $   1.75
                                               ========  ========  ========   ========

Based on average common and common
- ----------------------------------
equivalent shares outstanding
- -----------------------------

Primary:
(D)  Average common equivalent shares.........     1,648     2,254     1,318     3,374
                                                ========  ========  ========  ========
(E)  Average common and common
       equivalent shares (C + D)..............   142,681   147,956   143,899   148,805
                                                ========  ========  ========  ========

(A/E)  Income before cumulative effect of a
         change in accounting principle (1).    $   0.73  $   0.65  $   0.95  $   1.80
                                                ========  ========  ========  ========
(B/E)  Net Income (1).........................  $   0.73  $   0.65  $   0.93  $   1.71
                                                ========  ========  ========  ========

Fully diluted:
(F)  Average common equivalent shares.........     1,650     2,363     1,319     3,676
                                                ========  ========  ========  ========
(G)  Average common and common
       equivalent shares (C + F)..............   142,683   148,065   143,900   149,107
                                                ========  ========  ========  ========

(I) Interest expense on Subordinated
    convertible debentures, net of tax........  $    479  $    479  $  1,437  $  1,438
                                                ========  ========  ========  ========

((A+I)/G) Income before cumulative effect
          of a change in accounting
            principle (1).....................  $   0.73  $   0.65  $   0.96  $   1.81
                                                ========  ========  ========  ========
((B+I)/G) Net Income (1)......................  $   0.73  $   0.65  $   0.94  $   1.72
                                                ========  ========  ========  ========


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(1)  Dilution is less than 3%.